EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2005 (March 31, 2005 as to Note 15), relating to the consolidated financial statements of Langer, Inc. as of December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004 contained in the Registration Statement No. 333-120718 on Form S-1 under the Securities Act of 1933 and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York
December 23, 2005